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                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 10, 1997 appearing on page 1 of the Annual Report of Wesley Jessen Savings and Retirement Plan on Form 11-K for the year ended December 31, 1996, our report dated June 10, 1997 appearing on page 1 of the Annual Report of PBH Employees' Savings and Investment Plan on Form 11-K for the year ended December 31, 1996, and our report dated May 13, 1997 appearing on page 1 of the Annual Report of Wesley Jessen Puerto Rico Savings Plan on Form 11-K for the year ended December 31, 1996.



Price Waterhouse LLP
Chicago, Illinois
June 10, 1997